Exhibit 3.2

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF

Don Marcos Trading Co.

P99000042965

(Document Number of Corporation (If known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

Article IV: This corporation is authorized to issue Ten Million (10,000,000) shares of common stock with no par value and Five Million (5,000,000) shares of preferred stock with no par value.

The preferred stock may be issued from time to time in one or more series. The corporation’s board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock or any series thereof with respect to any wholly-unissued series of preferred stock, and to fix the number of shares constituting any such series and the designation thereof (each, a “preferred stock designation”).

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

THIRD: The date of each amendment’s adoption: January 24, 2003.

FOURTH: Adoption of Amendment(s) (CHECK ONE)

☑ The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups.
 The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by ___________________________________________.”
(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 24th day of January. 2003

Signature ____________________________________________________________________________
(By the Chairman or Vice Chairman of the Board of Directors, President or other officers if adopted by the shareholders)

OR

(By a director if adopted by the directors)

OR

(By an incorporator if adopted by the incorporators)

Earl T. Shannon
(Typed or printed name)

President
(Title)